Exhibit 5.1

12531 High Bluff Drive San Diego, California 92130-2040 Telephone: 858.720.5100 Facsimile: 858.720.5125 www.mofo.com

MORRISON  FOERSTER LLP

BEIJING, BERLIN, BRUSSELS, DENVER,
HONG KONG, LONDON, LOS ANGELES,
NEW YORK, NORTHERN VIRGINIA,
PALO ALTO, SACRAMENTO, SAN DIEGO,
SAN FRANCISCO, SHANGHAI, SINGAPORE,
TOKYO, WASHINGTON, D.C.

March 19, 2015

B. Riley Financial, Inc.
21860 Burbank Boulevard, Suite 300 South
Woodland Hills, California 91367

Re:      Great American Group, Inc. Amended and Restated 2009 Stock Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) of B. Riley Financial, Inc. (the “Company”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, (the “Securities Act”), of an aggregate of 3,194,141 shares (the “Shares”) of the Company’s common stock, $0.0001 par value (the “Common Stock”), which will be issuable under the B. Riley Financial, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”).

As counsel for the Company, we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for rendering the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts

For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance and sale of the Shares pursuant to the terms of the Plan and pursuant to the agreements that accompany the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in each of the applicable resolutions of the Board of Directors or a duly authorized committee thereof, the Plan and pursuant to the agreements that accompany the Plan, the Shares will be validly issued, fully paid and nonassessable.

March 19, 2015
Page Two

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP